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                                                                    EXHIBIT 99.1

SIPEX REPORTS SECOND QUARTER 2003 RESULTS

GROSS MARGIN IMPROVES, LOSS NARROWS

(MILPITAS, CA - AUGUST 4, 2003) - Sipex Corporation (NASDAQ:SIPX) today reported net revenue of $14.9 million for the second quarter of 2003. The $14.9 million represented approximately 1% decrease in revenue when compared with the $15.1 million reported for the prior quarter and a 12% decrease from the $17.0 million reported for the same period last year. Loss per share for the second quarter of 2003 was $0.17 compared with a $0.26 loss per share reported for the prior quarter and a $1.70 loss per share reported for the second quarter of 2002.

Gross margin for the second quarter of 2003 was $2.4 million or 16% compared to breakeven for the prior quarter and a loss of $2.2 million for the second quarter of 2002. Included in the $2.4 million gross profit for the second quarter was a $0.5 million charge for excess and obsolete inventory and the write-off of certain fixed assets. This was partially offset by a $0.2 million insurance settlement. Adjusting for these items, non GAAP gross profit would have been $2.7 million or 18%.

Cash and short term investments were $20.1 million, compared to $11.7 million at the end of the prior quarter. The increase of the cash balance resulted from the issuance of a four year convertible loan in the amount of approximately $10.6 million as previously reported.

Commenting on the results, Walid Maghribi, President and CEO of Sipex said:

"We are extremely happy to have been able to maintain our revenue levels in spite of over $1.5 million revenue drop in discontinued legacy products. Revenue of our base products increased 10% from the prior quarter to $14.5 million. This increase was driven by our power products and the continued growth in revenue of optical storage products. During this quarter we completed the transformation of our revenue stream and thus we expect to see insignificant revenue from legacy products looking forward. We continue to focus on executing on our new marketing and sales strategies rolled out earlier in the year; we are thrilled to see very good support from our customer base.

"Revenue from our optical storage products grew 11% compared to the prior quarter. The growth was ahead of our expectations due to the start of shipment of our Photo Detector IC (PDIC) product for the home market. We believe this new market opportunity which is still in its infancy will enable us to mitigate the cyclical nature of the dependence on DVD's for the PC market and could provide us with a catalyst for future growth.

"In power management products, we have harnessed the success of our new family of white LED drivers which jumped from zero revenue during the prior quarter to nearly $800,000. We continue to see good market acceptance for these products.

"We are pleased with the continued improvement of our gross margin and the magnitude of the increase from the prior quarter. This increase benefited very little from our conversion to two micron technology on interface products and none from our process conversion on some old power products. We are keenly focused on increasing our revenue on current and newly introduced products in order to capitalize on the impact of these cost reductions. We therefore expect gross margin to continue to improve for the next several quarters as we execute on our cost reduction strategies.

"As was the case in prior quarters, we entered this quarter with a weak backlog position especially in Asia; however, based on our better cost position, sharp focus on key opportunities, increased enthusiasm from our distributors and representative network, we feel comfortable that we will continue the historical growth rate of our base products. We therefore expect our revenue for the current quarter to grow approximately 10% from the prior quarter to the range of $16 to $16.8 million," concluded Maghribi.

CONFERENCE CALL INFORMATION:
As previously announced, Sipex will hold an earnings conference call today at 5:30PM EDT to discuss the second quarter results. To gain access to Sipex's teleconference, the toll free number is 888-677-


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5720, pass code is SIPEX. International callers should dial 312-470-7325. Also, a live audio webcast will be available during the conference call at:

http://www.firstcallevents.com/service/ajwz386186662gf12.html

For the convenience of our shareholders, there will be a recording of this call available for replay until September 4, 2003. If you are interested in hearing the recording of the presentation, please dial 800-925-4998. International callers may dial 402-220-4330.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding general growth of Sipex's business, recovery in economic conditions in Asia, and anticipated improvement in gross margins and other matters. Statements in this press release that are not historical facts are identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements are estimates reflecting the best judgment of the senior management of Sipex. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements, including: the risk that Sipex's business and product sales will not grow as anticipated; risks related to overall economic conditions in the U.S. and abroad, in particular in Asia; demand for electronic products and semiconductors in general; demand for the end-user products for which the Company's semiconductors are suited; the Company's ability to move new product designs into production; and the ability of the Company to manage expenses and improve gross margins. Forward-looking statements should, therefore, be considered in light of various important factors, including those risk factors set forth in reports that we file periodically with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2002 and subsequent Forms 8-K.

When we use the words, "anticipate," "estimate," "project," "intend," "expect," "plan," "believe," "should," "likely" and similar expressions, we are making forward-looking statements. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events. All subsequent forward-looking statements attributable to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements we make herein and in our periodic filings with the Securities and Exchange Commission.

ABOUT SIPEX
Sipex Corporation is a semiconductor company that designs, manufactures and markets high performance, value-added analog integrated circuits (ICs). Sipex serves the broad analog signal processing market with interface, power management and optical storage ICs for use in computing, communications, and networking infrastructure markets. The company is headquartered in Milpitas, California with additional sales offices in Belgium, China, Germany, Japan, South Korea and Taiwan. Sipex sells direct and through distribution channels.

For further information, contact Phil Kagel, Senior Vice President and CFO at Sipex Corporation, 233 South Hillview Drive, Milpitas, CA 95035, Telephone (408-934-7547).


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                                SIPEX CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                               THREE MONTHS ENDED                 SIX MONTHS ENDED
                                               ------------------                 ----------------
                                         JUNE 28, 2003    JUNE 29, 2002    JUNE 28, 2003    JUNE 29, 2002
                                         -------------    -------------    -------------    -------------
Net Sales                                      14,891           16,988           30,008           33,052
Cost of sales                                  12,496           19,231           27,795           33,420
                                          -----------      -----------      -----------      -----------
  Gross profit (loss)                           2,395           (2,243)           2,213             (368)

Operating Expenses:
  Research and development                      3,427            3,560            6,360            6,274
  Marketing and selling                         1,444            2,206            3,368            4,472
  General and administrative                    2,146            2,645            4,115            4,300
  Restructure costs                              (294)              --             (300)              --
  Amortization/impairment of goodwill              --            2,984               --            2,984
                                          -----------      -----------      -----------      -----------
    Total operating expenses                    6,723           11,395           13,543           18,030

Loss from operations                           (4,328)         (13,638)         (11,330)         (18,398)
Other expense, net                               (226)             (29)            (265)            (116)
                                          ----------------------------      ----------------------------
  Loss before income tax                       (4,554)         (13,667)         (11,595)         (18,514)
Income tax expense                                 83           33,826              264           31,936
                                          -----------      -----------      -----------      -----------
  Net Loss                                     (4,637)         (47,493)         (11,859)         (50,450)
                                          ============================      ============================
  Net loss per common share-basic
    and diluted                                 (0.17)           (1.70)           (0.42)           (1.91)
                                          ============================      ============================
   Weighted average common shares
     outstanding-basic and diluted             28,055           27,930           28,043           26,402
                                          ============================      ============================


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                                SIPEX CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)



                                                 JUNE 28, 2003     DECEMBER 31, 2002
                   ASSETS
Current assets:
  Cash and short-term investments                 $    20,143         $    16,469
  Accounts receivable, net                              9,357               7,278
  Inventories                                          13,373              14,393
  Other current assets                                  2,550               3,446
                                                  -----------         -----------
  Total current assets                                 45,423              41,586
Property, plant and equipment, net                     53,469              56,997
Other assets                                              462                 203
                                                  -----------         -----------
  Total assets                                    $    99,354         $    98,786

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                $     8,427         $     8,103
  Accrued expenses                                      4,224               3,570
  Accrued restructuring costs                              79                 755
  Deferred income                                       2,513               1,383
                                                  -----------         -----------
  Total current liabilities                            15,243              13,811
Long-term debt                                         21,168              10,455
                                                  -----------         -----------
  Total liabilities                                    36,411              24,266

Shareholder's equity                                   62,943              74,520
                                                  -----------         -----------
  Total liabilities and  shareholders' equity     $    99,354         $    98,786
                                                  ===========         ===========


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